UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 26, 2010 (May 24, 2010)

Willamette Valley Vineyards, Inc.
(Exact name of Company as specified in its charter)

Oregon	0-21522	93-0981021
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8800 Enchanted Way SE
Turner, OR 97392
(Address of principal executive offices)

(503) 588-9463
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On May 24, 2010, Jeffrey J. Fox ceased to be the Chief Financial Officer of Willamette Valley Vineyards, Inc. (the “Company”).

(c)           On May 24, 2010, the Company appointed R. Steven Caldwell as its Chief Financial Officer. Mr. Caldwell has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Caldwell has not had, and does not currently have, a direct or indirect material interest in any transaction with the Company. The terms of Mr. Caldwell’s employment arrangement were not available at the time of filing of this Form 8-K. Prior to his appointment as the Company’s Chief Financial Officer, Mr. Caldwell served as the Company’s Controller, a position he held since November 30, 2009. From 2004 to 2009, Mr. Caldwell served as the Chief Financial Officer/Controller for Bend Tarp & Liner, Inc., based in Central Oregon. The principal business of Bend Tarp and Liner, Inc. is the fabrication and distribution of pond and lake liners throughout the United States and overseas.  Prior to his tenure at Bend Tarp and Liner, Inc., Mr. Caldwell worked in public accounting, most recently with the Salem, Oregon firm of Brenner & Co., serving as a technical reviewer in the tax division. None of his previous employment engagements were with companies that are a parent, subsidiary or other affiliate of the Company. Mr. Caldwell is a Certified Public Accountant, licensed in the state of Oregon since May of 1995, and holds a Bachelor of Science Degree in Business Administration with an accounting concentration from Oregon State University.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

WILLAMETTE VALLEY VINEYARDS, INC.

Date: May 26, 2010	By:	/s/ JAMES W. BERNAU

James W. Bernau
President